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                                                                       EXHIBIT 3

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                           NATIONAL MEDIA CORPORATION

                        ---------------------------------

         National Media Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

         FIRST: By unanimous resolution of the Board of Directors of the Company, dated August 11, 1998, the Board of Directors duly adopted resolutions proposing and declaring advisable the following amendment to the Company's Certificate of Incorporation:

                  That the introductory paragraph of Article Fourth of the Company's Certificate of Incorporation be amended to read in its entirety as follows:

                       "The aggregate number of shares which the Company shall have the authority to issue is 160,000,000 of which 10,000,000 shall be Preferred Stock par value $.01 per share and 150,000,000 shall be common stock par value $.01 per share ("Common Stock") and the voting powers, designations, preferences and relative, participating, optional and other special qualifications, limitations or restrictions thereof are set forth hereinafter:"

         SECOND: That at a duly noticed and convened Annual Meeting of the stockholders of the Company held on October 23, 1998, at which a quorum was present and acting throughout in person or by proxy, the stockholders of the Company have approved the aforesaid amendment.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.




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         IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by Frederick S. Hammer, the Company's Chairman of the Board, and attested by Brian J. Sisko, Esq., the Company's Senior Vice President and General Counsel, this 23rd day of October, 1998.

[CORPORATE SEAL]                                  NATIONAL MEDIA CORPORATION

                                                  By:
                                                     -----------------------
                                                      Frederick S. Hammer
                                                      Chairman of the Board

ATTEST:





------------------------------------------
Brian J. Sisko, Esq.
Senior Vice President and General Counsel



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